EXHIBIT 10.8
KEFLEX PRODUCTS TRANSITION AGREEMENT
     This KEFLEX PRODUCTS TRANSITION AGREEMENT (this “Agreement”) is made as of November 7, 2007 between KEF PHARMACEUTICALS, INC., a Delaware corporation (“Kef”) and MIDDLEBROOK PHARMACEUTICALS, INC., a Delaware corporation (“MiddleBrook”).
Background Statement
     Kef and MiddleBrook are parties to an Asset Purchase Agreement, dated as of the date of this Agreement (the “Purchase Agreement”), and the Related Agreements (as defined in the Purchase Agreement), pursuant to which Kef will acquire from MiddleBrook assets relating to certain Cephalexin antibiotic products marketed under the name KEFLEX. Pursuant to a separate Consignment Agreement, dated as of the date of this Agreement (the “Consignment Agreement”), MiddleBrook will hold on consignment Kef’s entire inventory of finished Keflex Products and sell such Keflex Products in the ordinary course of MiddleBrook’s business. Some of the Keflex Products to be held and sold by MiddleBrook pursuant to the Consignment Agreement will be manufactured for MiddleBrook pursuant to a Manufacturing Agreement between MiddleBrook and Ceph International Corp. (“Ceph”), amended September 5, 2005. Upon the termination of the Consignment Agreement, it will be necessary for Kef to thereafter manufacture, distribute and sell the Keflex Products. This Agreement sets forth the agreement of the parties regarding the transition of the manufacture, distribution and sale of Keflex Products from MiddleBrook to Kef in the event of such termination.
Statement of Agreement
     1. Definitions.
     (a) Terms defined in the Purchase Agreement shall have the same meaning when used herein.
     (b) The following terms shall have the meanings set forth below.
     “Chargeback Date” means the last day of the first full month following the Transition Date.
     “Chargebacks” has the meaning set forth in Section 4.
     “Consignment Agreement” has the meaning set forth in the Background Statement.
     “Contingent Manufacturing Assignment Agreement” has the meaning set forth in Section 2(b).
     “Keflex Products” means all dosage forms, formulations, strengths and package sizes and types of any cephalexin antibiotic products that may be marketed now or in the future under the NDA.

     “Lex Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, between MiddleBrook and Lex Pharmaceuticals, Inc.
     “NDA” means the approved new drug applications number 50-405 and 50-406, including all supplements and amendments thereto.
     “Party” means either MiddleBrook or Kef and “Parties” means both MiddleBrook and Kef.
     “Purchase Agreement” has the meaning set forth in the Background Statement.
     “Transition Date” means the date on which the Consignment Agreement terminates.
     2. Transfer of Responsibilities, Product and Books and Records. Upon the Transition Date, MiddleBrook shall take the actions described in this Section 2.
     (a) Consigned Merchandise. As of the Transition Date, MiddleBrook shall cease all sales and shipments of Consigned Merchandise (as defined in the Consignment Agreement) and shall deliver to Kef any outstanding orders for Keflex Products. Within five (5) days after the Transition Date, MiddleBrook shall dispatch all Keflex Products for delivery to Kef at such destination(s), and in accordance with such freight instructions, as Kef may have specified in writing not less than five (5) days prior to the date of dispatch. Kef shall pay the freight costs for shipping the Keflex Products to Kef.
     (b) Assignment of Manufacturing Agreement. As of and after the Transition Date, MiddleBrook shall take such actions and execute and deliver such documents as may be necessary to carry out the terms and provisions of the Contingent Manufacturing Assignment Agreement, which is attached as Exhibit F to the Lex Asset Purchase Agreement.
     (c) Keflex Records. As of and after the Transition Date, MiddleBrook shall transfer (i) all records of MiddleBrook relating to the Keflex Products including all historical sales records and (ii) a complete and accurate copy of all Technical Data Embodiments within the scope of Section 2.1(a)(i) and, if the Patent License (as defined in the Purchase Agreement) has been executed by MiddleBrook and Kef, the Technical Data Embodiments in Section 2.1(a)(ii) of the Lex Asset Purchase Agreement. Kef shall pay the freight costs for shipping such records to Kef. MiddleBrook may retain copies of those records that MiddleBrook is required to maintain by any Legal Requirement or requires for the auditing of its financial statements.
     (d) Product Labeling. As of and after the Transition Date, MiddleBrook shall grant to Kef the right to receive, market and sell Keflex Products that have been manufactured on or before the Transition Date and bearing a label with MiddleBrook’s name, provided such Keflex Products are sold in unaltered form in compliance with all Regulatory Obligations before their respective expiration dates.
     3. Products Returns. MiddleBrook shall be responsible for making any refunds relating to returns of Keflex Products sold by MiddleBrook prior to the Transition Date and shall deliver to Kef any Keflex Products physically returned to MiddleBrook. Kef shall be responsible for all returns of Keflex Products sold by Kef after the Transition Date. With respect to any batch of Keflex Products sold both before and after the Transition Date, the financial responsibility for returns shall be allocated between the Parties in proportion to their respective sales of each SKU sold both before and after the Transition Date.
     4. Chargebacks and Rebates. MiddleBrook shall be responsible for and shall pay all chargebacks and rebates related to sales of Keflex Products under arrangements of MiddleBrook with Governmental Authorities (“Chargebacks”) that are first submitted on or before the Chargeback Date, and Kef shall be responsible for and pay all Chargebacks that are first submitted after the Chargeback Date.
     5. Indemnification; Insurance.
     (a) Indemnification by MiddleBrook. MiddleBrook shall defend, indemnify and hold harmless Kef from and against all liabilities, losses, obligations, claims, judgments, awards, relief, settlements, costs and expenses (including costs of any product recall and reasonable attorneys’ fees, experts’ fees, investigation costs and other expenses of litigation) which Kef, its members, managers, directors, officers, employees and representatives may suffer or incur arising out of MiddleBrook’s use, manufacture, marketing, advertising or sale of Keflex Products.
     (b) Indemnification by Kef. Kef shall defend, indemnify and hold harmless MiddleBrook from and against all liabilities, losses, obligations, claims, judgments, awards, relief, settlements, costs and expenses (including costs of any product recall and reasonable attorneys’ fees, experts’ fees, investigation costs and other expenses of litigation) which MiddleBrook, its directors, officers, employees and representatives may suffer or incur arising out of Kef’s use, manufacture, marketing, advertising or sale of Keflex Products after the Transition Date.
     (c) Insurance. For a period of five (5) years following the Transition Date, MiddleBrook shall maintain general liability insurance under customary pharmaceutical industry forms and endorsements, providing product liability and contractual liability coverage, with per occurrence limits of not less than $10,000,000. MiddleBrook shall cause the insurer(s) issuing such policy(ies) to provide Kef with certificates of insurance evidencing the existence of such insurance, which certificates shall provide that the insurer will notify Kef not less than thirty (30) days prior to any expiration, non-renewal, cancellation, reduction in limits or exhaustion of limits of such insurance.
     6. General Provisions.
     (a) Amendment; Waiver. This Agreement, including any schedules and exhibits hereto, may be amended, modified or supplemented only by an agreement in writing signed by the Parties. No course of dealing between the Parties or failure by a Party to exercise any right or remedy hereunder shall constitute an amendment to this Agreement or a waiver of any other right or remedy or the later exercise of any right or remedy.
     (b) Force Majeure. No Party shall be responsible to any other Party for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereof if such delay or nonperformance is caused by fire, flood, accident, act of God or of the government or any country or of any state or local government, or of the public enemy of either, or by cause unavoidable or beyond the control of such Party. In such event, the Party affected shall use commercially reasonable efforts to resume performance of its obligations.
     (c) Headings. The section headings of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
     (d) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission or (iii) sent by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to MiddleBrook, to:	MiddleBrook Pharmaceuticals, Inc.
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
Attention: Edward M. Rudnic, Ph.D.
Facsimile: (301) 944-6700

Copy to:	Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Frederick W. Kanner, Esq.
Facsimile: (212) 259-6333

If to Kef, to:	Kef Pharmaceuticals, Inc.
780 3rd Avenue, 37th Floor
New York, New York 10017
Attention: James E. Flynn
Facsimile:

Copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: David J. Clark
Facsimile: (704) 373-3990
     Each such notice or other communication shall be deemed to have been duly given and to be effective if (A) delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day, (B) sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation, or (C) sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a Business Day, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by overnight delivery service as set forth herein within five (5) Business Days.
     (e) Assignment; No Third Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by MiddleBrook without the prior written consent of Kef, which consent Kef may withhold or grant in its sole discretion. Notwithstanding the preceding sentence, after the purchase of all of the capital stock of Kef by MiddleBrook, MiddleBrook may assign this Agreement along with its entire business. Kef may assign this Agreement to any Person who receives an assignment of Kef’s interest in the Purchase Agreement or the Related Agreements. This Agreement and its provisions are for the sole benefit of the Parties and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.
     (f) Governing Law; Venue. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of New York, without regard to principles of conflicts of laws.
     (g) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.
     (h) Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
     (i) Related Agreement. This Agreement including the Purchase Agreement and Related Agreements, appendices, schedules and exhibits thereto, are intended to be construed as parts of a group of related transactions and shall be construed accordingly.
     (j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the others such number of original executed copies as the other Party may reasonably request.

     (k) No Joint Venture. The relationship between the Parties hereto is that of independent contractors. Such Parties are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. Neither Party shall have the power to bind or to obligate the other in any manner.
[Signatures are on the following page.]

     IN WITNESS WHEREOF, the parties hereto have cause this Keflex Products Transition Agreement to be executed by their duly authorized representatives as of the date first above written.

KEF PHARMACEUTICALS, INC.

By:	/s/ Peter W. Steelman

Name: Peter W. Steelman
Title: President

MIDDLEBROOK PHARMACEUTICALS, INC.

By:	/s/ Edward M. Rudnic

Name: Edward M. Rudnic, Ph.D.
Title: President and Chief Executive Officer